Exhibit 99.1

Electric / Gas / Water Information collection, analysis and application

2818 North Sullivan Road, Spokane, WA 99216 509.924.9900 Tel 509.891.3355 Fax www.itron.com

FOR IMMEDIATE RELEASE

ITRON COMMENCES PRIVATE PLACEMENT OF SENIOR SUBORDINATED NOTES

SPOKANE, WA — April 27, 2004 — Itron, Inc. (NASDAQ: ITRI) announced today that it is commencing a private placement of $125 million aggregate principal amount of its senior subordinated notes due 2012.

The proceeds from the notes will be used to partially fund Itron’s acquisition of the Electricity Products Business of Schlumberger Limited (“SEM”), a leading manufacturer of electricity meters in the United States and Canada, to repay outstanding debt under its existing credit facility, and to pay related fees and expenses.

The notes being sold by Itron have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes.

Statements in this release that are not historical facts and that relate to future plans are “forward looking statements.” These statements include, but are not limited to, the anticipated closing date for the SEM acquisition and Itron’s intention to raise proceeds through the offering and sale of these notes, the terms of the notes, and the amount and use of the proceeds. There can be no assurance that Itron will complete the offering on the anticipated terms or at all. Itron’s ability to complete the offering will depend, among other things, on market conditions and satisfying closing conditions for the SEM acquisition. A number of risks and uncertainties exist that may cause Itron’s actual results to differ materially from those indicated or implied by forward looking statements. These risks and uncertainties are more fully disclosed in Itron’s Annual Report on Form 10K for the year ended December 31, 2003. Itron does not undertake any obligation to update forward looking statements as a result of new information, future events, changed expectations or otherwise.

About Itron

Itron provides industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, commercial and industrial customer care, enterprise and residential energy management.